UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 20, 2009

Regal Entertainment Group

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7132 Regal Lane, Knoxville, Tennessee 37918

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 865-922-1123

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On January 20, 2009 Regal Cinemas Corporation (“Regal Cinemas”), a wholly owned subsidiary of Regal Entertainment Group (the “Company”), entered into the First Amendment (the “Amendment”) to the Fifth Amended and Restated Credit Agreement (the “Senior Credit Facility”), dated October 27, 2006 with Credit Suisse, Cayman Islands Branch (as successor to Credit Suisse First Boston), as Administrative Agent and the lenders party thereto.  The Senior Credit Facility consists of a term loan facility (the “Term Facility”) in an aggregate original principal amount of $1.65 billion and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $100.0 million.  All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Senior Credit Facility or the Amendment, as applicable.

As a result of the Amendment, either the Company, or its wholly-owned subsidiary, Regal Entertainment Holdings, Inc., will be permitted from time to time to purchase loans outstanding under the Senior Credit Facility.  The Amendment provides that the aggregate principal amount of loans that can be repurchased shall not be more than $300.0 million and all such repurchases shall close on or before the date that is 270 days after the First Amendment Effective Date and sets forth the terms for implementing an offer to repurchase such loans (such repurchase being the “Dutch Auction.”)  There can be no assurance that the Company will conduct a Dutch Auction or that, if the Company conducts one, the Company will be able to successfully purchase loans at a price less than their aggregate principal amount.

Under the Amendment, (i) the Applicable Margin for Revolving Loans under the Revolving Facility and for Term Loans under the Term Facility (each of which are determined by reference to the then-applicable Consolidated Leverage Ratio) is increased by 2.0%, (ii) Regal Cinemas’ ability to elect interest periods for LIBOR borrowings is limited to interest periods of 2, 3, 6 or (if available to all lenders) 12 months, with 1 month interest periods no longer being available, and (iii) Regal Cinemas may exclude a minimum of $100.0 million, but not more than $200.0 million, of Subordinated Debt that is used to repay amounts outstanding under the Term Loan from certain financial covenant calculations.

The Amendment also modifies other financial covenants to be less restrictive as follows:

•                  (i) extending the time period for which the Maximum Consolidated Adjusted Leverage Ratio may not exceed 5.75:1.00 until the 2nd Fiscal Quarter of 2011 and (ii) providing that the Maximum Consolidated Adjusted Leverage Ratio may not exceed (x) 5.50:1.00 from the 3rd Fiscal Quarter of 2011 through the 4th Fiscal Quarter of 2011 and (y) 5.25:1.00 from the 1st Fiscal Quarter of 2012 and thereafter; and

•                  (i) extending the time period for which the Maximum Consolidated Leverage Ratio may not exceed 3.75:1.00 until the 2nd Fiscal Quarter of 2011 and (ii) providing that the Maximum Consolidated Leverage Ratio may not exceed (x) 3.50:1.00 from the 3rd Fiscal Quarter of 2011 through the 4th Fiscal Quarter of 2011 and (y) 3.25:1.00 from the 1st Fiscal Quarter of 2012 and thereafter.

The foregoing is qualified in its entirety by the Amendment, a conformed copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference, and a copy of the Senior Credit Facility, attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-31315), filed with the Securities and Exchange Commission on October 30, 2006.  The press release announcing the closing of the Amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01   Other Events.

On January 21, 2009, the Company’s Board of Directors declared a cash dividend in the amount of $0.18 per share of Class A and Class B common stock, payable on March 17, 2009 to the Company’s Class A and Class B common stockholders of record on March 5, 2009.

Item 9.01   Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Exhibit Description
4.1

First Amendment to Fifth Amended and Restated Credit Agreement, dated as of January 20, 2009, by and among Regal Cinemas, certain affiliated entities of the Company as Guarantors, and Credit Suisse, Cayman Islands Branch, as Administrative Agent.

99.1	Press Release, dated January 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date: January 21, 2009	By:	/s/ Amy E. Miles
	Name:	Amy E. Miles
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1

First Amendment to Fifth Amended and Restated Credit Agreement, dated as of January 20, 2009, by and among Regal Cinemas, certain affiliated entities of the Company as Guarantors, and Credit Suisse, Cayman Islands Branch, as Administrative Agent.

99.1	Press Release, dated January 21, 2009.